Exhibit 10.1
RESTRICTED STOCK UNIT AGREEMENT
(LONG TERM INCENTIVE PLAN)
(Section 7 Of The 2025 Equity and Incentive Compensation Plan Effective May 22, 2025)
This Restricted Stock Unit Agreement set forth below (this “Agreement”) is dated as of __________, 2026 (the “Date of Grant”) and is between L. B. Foster Company, a Pennsylvania corporation (“Company”), and ______ (the “Grantee”).
The Company has established its 2025 Equity and Incentive Compensation Plan effective May 22, 2025 (the “Plan”), to advance the interests of the Company and its Shareholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company. All capitalized terms not otherwise defined in this Agreement have the same meaning given them in the Plan.
Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company and has authorized the execution and delivery of this Agreement.
AGREEMENT
The parties, intending to be legally bound hereby, agree as follows:
Section 1.Grant of Restricted Stock Units. Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Date of Grant the Company hereby grants to Grantee ____ Restricted Stock Units (this “Award”) pursuant to Section 7, and to the extent necessary Section 9, of the Plan. Each Restricted Stock Unit shall represent a contingent right to receive one share of Company Common Stock, par value $0.01 per share (“Common Stock”), as more fully described herein, to the extent a Restricted Stock Unit becomes vested and payable pursuant to the terms of this Agreement. Such Restricted Stock Units, together with any additional Restricted Stock Units that the Grantee may become entitled to receive by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization shall be subject to the restrictions hereinafter set forth.
Section 2.Vesting; Rights; Obligations; and Restrictions on Transfer.
(a)Subject to Section 15 of the Plan, none of the Restricted Stock Units may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed. Except as set forth in this Section 2, effective at the close of business on the date Grantee ceases to be employed by the Company or a Subsidiary, any Restricted Stock Units that are not vested in accordance with this Section 2, and any unvested dividend equivalents accrued pursuant to Section 2(d) below, shall be automatically forfeited without any further obligation on the part of the Company.
(b)The Restricted Stock Units will vest 33 1/3% on each of February ___, 2027, February ___, 2028, and February ___, 2029 (each a “Vesting Date”). Vesting shall be tolled during any period in which Grantee is on an approved leave of absence from employment with the Company or a Subsidiary. However, if a Change in Control occurs prior to the end of the full vesting period and (i) Grantee experiences an involuntary Separation from Service by the Company other than (A) a Termination for Cause, (B) death, or (C) Disability, or the Grantee terminates for Good Reason (as defined below) within the 90-day period immediately preceding a Change in Control, or on or within the two-year period immediately following a Change in Control, or (ii) the acquiring entity in a Change in Control does not assume this Agreement and convert the Restricted Stock Units into a substantially comparable award of capital stock or other equity incentive instrument in such acquiring entity as determined by the Board, any unvested Restricted Stock Units shall immediately vest.
(c)In the event Grantee’s employment with the Company or any Subsidiary is terminated prior to the end of the full vesting period by reason of Early Retirement (as defined below), Grantee will vest pro rata and the number of Restricted Stock Units that will vest upon Grantee’s Early Retirement will be calculated as follows:

(i)The total number of Restricted Stock Units granted will be multiplied by a fraction, the numerator of which shall be the number of full months from the Date of Grant to the date of termination and the denominator will be 36; and
(ii)Any number of Restricted Stock Units that have previously been vested and settled in Shares shall be subtracted.
(d)In the event Grantee’s employment with the Company or any Subsidiary is terminated prior to the end of the full vesting period (i) by reason of Normal Retirement (as defined below), (ii) or on account of death or Disability, any unvested Restricted Stock Units shall immediately vest upon Grantee’s termination.
(e)Subject to the foregoing provisions of this Section 2 and the provisions of the Plan, Grantee shall not have any rights of a Shareholder with respect to the Restricted Stock Units or shares of Common Stock covered by the Restricted Stock Units, including the right to vote and to receive dividends, until such time as the shares of Common Stock covered by the Restricted Stock Units, or portion thereof, shall have been paid. The Company shall accrue on its books and records for the benefit of the Grantee an amount equal to the dividend payment that would otherwise have been received on such shares of Common Stock. Dividend equivalents accrued for the benefit of Grantee shall become vested and payable in cash at the same time as the underlying Restricted Stock Units become vested and payable. For purposes of clarity, if this Agreement provides that only a portion of the Restricted Stock Units vest on a given date, accrued dividend equivalents shall only be payable in cash on that portion of Restricted Stock Units vesting and not with respect to Restricted Stock Units that remain unvested. No interest shall be payable with respect to any such dividend equivalents.
(f)For purposes of this Agreement, “Good Reason” means the Grantee’s Separation from Service as a result of the occurrence, without the Grantee’s written consent, of one of the following events:
(i)A material reduction in the Grantee’s annual base salary (unless such reduction relates to an across-the-board reduction similarly affecting Grantee and all or substantially all other executives of the Company and its affiliates);
(ii)The Company (or the Subsidiary employing Grantee) makes or causes to be made a material adverse change in the Grantee’s position, authority, duties or responsibilities which results in a significant diminution in the Grantee’s position, authority, duties or responsibilities, excluding any change made in connection with (A) a reassignment to a New Job Position (as defined herein), or (B) a termination of Grantee’s employment with the Company for Disability, Termination for Cause, death, or temporarily as a result of Participant’s incapacity or other absence for an extended period; (For purposes of this Agreement, “New Job Position” means a change in the Grantee’s position, authority, duties or responsibilities with the Company or any affiliate due to the Grantee’s demonstrated inadequate or unsatisfactory performance, provided the Grantee had been notified of such inadequate performance and had been given at least 30 days to cure such inadequate performance.);
(iii)A relocation of the Company’s principal place of business, or of Grantee’s own office as assigned to Grantee by the Company or the Subsidiary employing Grantee to a location that increases Grantee’s normal work commute by more than 50 miles; or
(iv)Any other action by the Company or the Subsidiary employing Grantee that constitutes a material breach of the employment agreement, if any, under which Grantee’s services are to be performed.
In order for Grantee to terminate for Good Reason, (A) the Company must be notified by Grantee in writing within 90 days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (C) such termination must occur within 60 days after the expiration of the Notice Period.
(g)For purposes of this Agreement, “Early Retirement” means any termination of Grantee’s employment (other than a Normal Retirement, Termination for Cause or termination on account of death or Disability) if, at the time of such termination, (i) Grantee has at least 10 years of continuous employment with the Company or a Subsidiary and the Grantee’s age is equal to or greater than 55 and (ii) Grantee (or, to the extent requested by the Company in the event of Grantee’s death or Disability, a representative of Grantee’s estate) within 60 days of termination executes (and does not revoke) a release agreement provided by the Company.
(h)For purposes of this Agreement, “Normal Retirement” means any termination of Grantee’s employment (other than a Termination for Cause) if, at the time of such termination, (i) either (x) Grantee has at least 5 years of continuous employment with the Company or a Subsidiary and the Grantee’s age is equal to or greater than 60 or (y) the Grantee’s age is equal to or greater than 65 and (ii) Grantee (or, to the extent requested by the Company in the event of Grantee’s death or Disability, a representative of Grantee’s estate) within 60 days of termination executes (and does not revoke) a release agreement provided by the Company.
Section 3.Time of Payment of Restricted Stock Units.
(a)Subject to Section 3(b), any Restricted Stock Units that vest pursuant to Section 2 shall be settled in shares of Common Stock within 60 days of the applicable Vesting Date set forth in Section 2(b).
(b)Notwithstanding Section 3(a), to the extent the Restricted Stock Units are not subject to a “substantial risk of forfeiture” as determined for purposes of Section 409A of the Code, such Restricted Stock Units shall be settled in shares of Common Stock on an accelerated basis within 60 days of (i) a Change in Control that also constitutes a “change in ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code or (ii) subject to Section 17(c) of the Plan, the Participant’s Separation from Service.
Section 4.Income Taxes.
(a)It is intended that a Grantee shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.
(b)Grantee acknowledges that any tax for foreign, federal, state or local income tax purposes, including payroll taxes, that Grantee is required to recognize on account of the vesting of the Restricted Stock Units and/or issuance of the shares of Common Stock under this Award to Grantee shall be subject to withholding of tax by the Company. In accordance with administrative procedures established by the Company, in order to satisfy Participant’s statutory withholding tax obligations, if any, on the issuance of shares of Common Stock under this Award, the Company will withhold from the shares of Common Stock to be issued to the Grantee a sufficient number of whole shares distributable in connection with this Award equal to the taxes required to be withheld at the applicable minimum statutory withholding rates (or any other rate approved by the Committee).
Section 5.No Right to Employment. Neither the Plan nor this Agreement shall be deemed to give Grantee any right to continue to be employed by the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the employment of Grantee at any time.
Section 6.Further Assistance. Grantee will provide assistance reasonably requested by the Company in connection with actions taken by Grantee while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Grantee was employed by the Company.
Section 7.Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the shares of Common Stock.
Section 8.Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement. Grantee, by execution of this Agreement, represents that he or she is familiar with the terms and provisions of the Plan and agrees to abide by all of the terms and conditions of this Agreement and the Plan. Grantee accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any question arising under the Plan or this Agreement (including, without limitation, the date of any termination of Grantee’s employment with the Company). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee the express authority to vary the terms of the Plan by means of this Agreement, in which case this Agreement shall govern.
Section 9.Entire Agreement. Except as otherwise provided herein, this Agreement and the Plan, which Grantee has reviewed and accepted in connection with the grant of the Restricted Stock Units reflected by this Agreement, constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.
Section 10.Choice of Law. To the extent not superseded by federal law, the laws of the Commonwealth of Pennsylvania (without regard to the conflicts laws thereof) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State or Federal Courts located in the Commonwealth of Pennsylvania.
Section 11.Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the following address: If to the Company, L. B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Secretary; and if to Grantee, to his or her address as it appears on the Company’s records. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.
Section 12.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 13.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding the foregoing, the Company may, in its sole discretion and without Grantee’s consent, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the issuance of the shares of Common Stock, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code.
Section 14.Acknowledgments.
(a)By accepting the Restricted Stock Units, Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.
(b)The Plan and related documents may be delivered to you electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.
(c)This Award is intended to be excepted from coverage under, or comply with, Section 409A of the Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly. Notwithstanding, Grantee recognizes and acknowledges that Section 409A of the Code may impose upon Grantee certain taxes or interest charges for which the Grantee is and shall remain solely responsible.
(d)Grantee acknowledges that, by receipt of this Award, Grantee has read this Section 14 and consents to the electronic delivery of the Plan and related documents, as described in this Section 14. Grantee acknowledges that Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost if Grantee contacts the Company’s General Counsel by telephone at (412) 928-7829 or by mail to L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220 ATTN: General Counsel. Grantee further acknowledges that Grantee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

IN WITNESS WHEREOF, the Company has caused a duly authorized officer to execute this Agreement on its behalf, and the Grantee has placed his/her signature hereon, effective as of the Date of Grant.

L. B. FOSTER COMPANY

By:

Name: John E. Kunz
Title: Chairman of the Compensation Committee

ACCEPTED AND AGREED TO:

___________________________________, Grantee
[NAME]